Exhibit 99.1

BANK OF THE JAMES FINANCIAL GROUP, INC. APPOINTS

LYDIA K. LANGLEY TO ITS BOARD OF DIRECTORS

LYNCHBURG, VA, September 15, 2015 – Bank of the James Financial Group, Inc. (NASDAQ CM: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia,

On September 15, 2015, Bank of the James Financial Group, Inc. (the “Company”) announced that Lydia K. Langley has been appointed to serve on the Board of Directors of both the Company and its wholly-owned subsidiary, Bank of the James (the “Bank”) as a Class Two Director. Her appointment is effective immediately and Ms. Langley will serve until the 2016 annual meeting of shareholders, at which time she will stand for election by the Company’s shareholders. Ms. Langley will serve on the audit committee for the Company and the compensation, audit and loan committees for the Bank.

“We are thrilled that Lydia has agreed to serve on our board. She is a very successful business woman and, in addition to her business knowledge, has tremendous knowledge of the local economy” said Robert R. Chapman, President of the Company. Chapman continued, “I am looking forward to working with her.”

Ms. Langley is a Lynchburg native and owner of Langley Rentals. Langley Rentals owns residential rental properties, including apartments, duplexes, and single family homes in the Lynchburg area. Ms. Langley has owned residential rental properties in the Lynchburg area for over 24 years. She currently leads a team of managers and maintenance technicians who serve Langley Rentals’ residents and communities. Ms. Langley has a B.A. from the University of Virginia and a Masters of Administration from Lynchburg College. She served 9 years on the Planning Commission for the City of Lynchburg and was an original member of the Lynchburg Police Foundation. Ms. Langley is on the board of The Ellington and has served on the Lynchburg Advisory Board of Bank of the James for 5 years.

“We are thrilled that Lydia has agreed to serve on our board. She is a very successful business woman and, in addition to her business knowledge, has tremendous knowledge of the local economy” said Robert R. Chapman, President of the Company. Chapman continued, “I am looking forward to working with her.”

About the Company

Bank of the James Financial Group, Inc. is a bank holding company with $492.84 million in total assets as of June 30, 2015 and trades on the NASDAQ Capital Market, LLC under the symbol “BOTJ”. Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets including Charlottesville, Harrisonburg and Roanoke in Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division.

Contact: J. Todd Scruggs, EVP and Chief Financial Officer

tscruggs@bankofthejames.com

(434) 455-7511